Scholastic Reports Q4 And Fiscal 2019 Results And Outlook

NEW YORK, July 25, 2019 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal fourth quarter and full year ended May 31, 2019.

Fiscal 2019 Review
(In $ Millions, except per share data)

Full Year 2019	As Reported	One-Time Items	ASC 606 Deferrals	Ex. One-Times & ASC 606
Revenues	$1,653.9	-	($12.8)	$1,666.7
Operating income (loss)	$25.0	($16.0)	($7.7)	$48.7
Diluted EPS	$0.43	($0.49)	($0.16)	$1.08

Fiscal 2019 revenues increased 2% to $1.65 billion on strong trade publishing in both domestic and international markets. Operating income decreased 55% to $25.0 million in comparison to $55.6 million in the prior fiscal year, primarily due to the implementation of a new sales tax collection program for book clubs and higher expenses in book fairs associated with an expansion of customer incentives to address increased competition. The application of ASC 606 revenue recognition standards for the fiscal year resulted in the deferral of $12.8 million in revenues and a $7.7 million reduction in operating income during the year. Additionally, there was a $14.7 million increase in depreciation and amortization expense for the recent building and technology upgrades now in service. Excluding one-time items and the impact of ASC 606 (as detailed in the accompanying tables), operating income was $48.7 million compared to $75.0 million a year ago.

The impact of foreign exchange on the Company's international businesses resulted in a $15.4 million reduction in revenues and a $1.1 million reduction in operating income versus the prior year period.

Earnings per diluted share was $0.43 compared to a loss per diluted share of $0.14 in the prior year period. Excluding one-time items, fiscal 2019 full year earnings per diluted share was $0.92, within the Company's recently revised outlook range, compared to $1.43 in fiscal 2018.

"Outstanding trade book sales globally were overshadowed by sales tax collection issues, which affected our book clubs, and increased services and incentives in book fairs, responding to expanded competition, as well as higher costs in printing, paper and labor," said Richard Robinson, Chairman, President and Chief Executive Officer. "As we begin fiscal year 2020, we are driving operating margin expansion through pricing and cost management. We are more effectively leveraging our editorial, procurement, inventory management and other services worldwide, as well as improving efficiencies in marketing and operations through better information gained from our Scholastic 2020 transformation plan.

Mr. Robinson continued, "While our major focus in fiscal 2020 is on improving operating margins and cost management, we are growing revenues in three areas of the business. First, in U.S. and global trade, we expect significant growth through Make Believe Ideas, a fast growing mass market early childhood publisher, in which we acquired a majority ownership in 2019, and, as earlier announced, the publication of a fourth title in the global bestselling series, The Hunger Games, by Suzanne Collins scheduled for release in May 2020, as well as new outstanding trade titles from our leading authors including Dav Pilkey, Raina Telgemeier, Aaron Blabey, and others. Second, we will expand education sales through the launch of Scholastic Literacy, a core K-6 reading program, as well as continued growth in supplementary literacy. And third, we expect double-digit revenue growth in Asia through the sale of English language learning programs."

Fourth Quarter 2019 Review
(In $ Millions, except per share data)

4th Quarter 2019	As Reported	One-Time Items	ASC 606 Deferrals	Ex. One-Times & ASC 606
Revenues	$470.7	-	($23.9)	$494.6
Operating income (loss)	$32.0	($8.1)	($14.8)	$54.9
Diluted EPS	$0.50	($0.34)	($0.30)	$1.14

In the fourth quarter of fiscal 2019, revenue was $470.7 million compared to $496.2 million in fiscal 2018, and fourth quarter fiscal 2019 operating income was $32.0 million, compared to $73.9 million in the prior year period. Under the new ASC 606 revenue recognition standards, in the fourth quarter, the Company deferred $23.9 million in revenues and $14.8 million in operating income, which is expected to be recognized in the first half of fiscal 2020. Earnings per diluted share in the fiscal fourth quarter was $0.50, compared to earnings of $1.43 per diluted share in the fourth quarter of fiscal 2018. Fourth quarter earnings per diluted share, excluding one-time items, was $0.84 versus $1.45 in the prior year period. Excluding one-time items and the impact of ASC 606 (as detailed in the accompanying tables), operating income was $54.9 million compared to $76.6 million a year ago.

Cash Flow and Cash Position

Net cash provided by operating activities was $116.4 million in the current fiscal year compared to $141.5 million in fiscal 2018. The Company had a free cash use (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash use) of $12.4 million in the current fiscal year, compared to a free cash use of $16.1 million in fiscal 2018.

At year-end, the Company's cash and cash equivalents exceeded total debt by $326.8 million, compared to $384.0 million a year ago. The lower net cash position is primarily due to planned capital spending on technology investments aligned with the Company's Scholastic 2020 margin improvement plans and the completion of the Company's headquarters renovation, as well as $18.5 million in acquisition and other investment-related payments to strengthen the existing businesses. Also, in response to capacity constraints and longer lead times with printers and suppliers, the Company utilized higher levels of working capital to optimize procurement opportunities.

The Company distributed $21.1 million in dividends and reacquired $8.5 million of its common stock in open market transactions over the course of the fiscal year.

Overall Results

Earnings before taxes for the fiscal year ended May 31, 2019 were $26.0 million compared to a net loss before taxes of $1.5 million in the prior fiscal year. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to net income) for fiscal 2019 was $121.3 million, within the Company's revised outlook range, compared to $140.1 million in fiscal 2018, reflecting lower operating results in the current year, after adjusting for one-time non-cash items. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Segment Results

All comparisons detailed in this section refer to operating results for the fourth quarter and full year ended May 31, 2019 versus the fourth quarter and full year ended May 31, 2018. The results for fiscal 2019 include the impact of the newly adopted revenue recognition guidelines under ASC 606. Prior period's results have not been restated. The new standard requires the Company to defer certain revenues associated with its book fairs incentive program. It also requires the Company to recognize, as a current period expense, certain previously capitalized direct response marketing costs primarily related to the classroom magazines business.

Children's Book Publishing and Distribution

In $ millions	Fiscal Year
	2019	2018	$ Change	% Change
Revenue
Book Clubs	$ 212.4	$ 224.3	$ (11.9)	(5%)
Book Fairs – before ASC 606	511.9	513.6	(1.7)	(0%)
Book Fairs – ASC 606 accounting change	(12.3)	-	(12.3)	-
Book Fairs	499.6	513.6	(14.0)	(3%)
Trade	278.3	232.3	46.0	20%
Total revenue	990.3	970.2	20.1	2%
Operating income / (loss), before accounting change	91.3	105.8	(14.5)	(14%)
ASC 606 accounting change	(8.4)	-	(8.4)	-
Operating income / (loss)	82.9	105.8	(22.9)	(22%)
Operating income / (loss), before one-time items*	82.9	106.0	(23.1)	(22%)

* Please refer to the non-GAAP financial tables attached

Segment revenues for the fiscal year increased $20.1 million, or 2%, to $990.3 million, as compared to the prior year, driven by a 20% boost in consolidated trade sales, including higher media and entertainment revenues from the Company's evergreen programming library of children's shows, largely offset by lower sales in the school-based book club and book fair channels. Excluding the impact of the ASC 606 new revenue recognition guidelines, which adversely impacted revenues in the current fiscal year by $12.3 million, book fair sales were on par with the prior year. Segment operating income for the year was $82.9 million, a decrease of $22.9 million, or 22%, as compared to the prior year due to lower sales and higher expenses associated with the new sales tax collection program in book clubs and higher incentive expenses in book fairs, as well as the impact of ASC 606, which deferred the recognition of $8.4 million in book fair operating profits. Top selling titles in the year included Dav Pilkey's Dog Man: Lord of the Fleas and Dog Man: Brawl of the Wild, new Harry Potter publishing including Fantastic Beasts™: The Crimes of Grindelwald, and the viral sensation, The Wonky Donkey.

In the fourth quarter, segment sales were down $27.3 million, versus the fourth quarter of 2018, on weaker results in the school channels, including a $24.0 million decline attributable to the adoption of ASC 606. Segment operating income in the fourth quarter fell $32.5 million, or 64%, as compared to the prior year period, mainly due to lower sales associated with the new sales tax collection program in book clubs, and increased promotional expenses in book fairs. Excluding the impact of ASC 606, the year-over-year decline in fourth quarter revenues and operating income was 1% and 31%, respectively.

Education

In $ millions	Fiscal Year
	2019	2018	$ Change	% Change
Revenue	$ 297.4	$ 288.6	$ 8.8	3%
Operating income / (loss), before accounting change	29.5	33.9	(4.4)	(13%)
ASC 606 accounting change	1.1	-	1.1	-
Operating income / (loss)	30.6	33.9	(3.3)	(10%)
Operating income / (loss), before one-time items*	30.6	33.9	(3.3)	(10%)

* Please refer to the non-GAAP financial tables attached

Segment revenue for both the quarter and fiscal year were driven by higher sales of instructional programs, including the Company's Guided Reading, Leveled Bookroom, and LitCamp, a summer reading program. For the fiscal year, segment revenue was $297.4 million, compared to $288.6 million a year ago, a 3% increase. Segment operating income was $30.6 million in fiscal 2019, down $3.3 million from the prior fiscal year, as a result of higher expenses related to the introduction of Scholastic Literacy this spring, as well as higher amortization expense associated with the launches of new digital education products over the course of the year. Segment revenue in the fourth quarter was $117.7 million, slightly ahead of the prior year period. Segment operating income for the fourth quarter was $36.9 million, a 13% decline versus the $42.6 million in segment operating income recorded in the fourth quarter of fiscal 2018.

International

In $ millions	Fiscal Year
	2019	2018	$ Change	% Change
Revenue, before accounting change	$ 366.7	$ 369.6	$ (2.9)	(1%)
ASC 606 accounting change	(0.5)	-	(0.5)	-
Revenue	366.2	369.6	(3.4)	(1%)
Operating income / (loss), before accounting change	14.2	17.7	(3.5)	(20%)
ASC 606 accounting change	(0.4)	-	(0.4)	-
Operating income / (loss)	13.8	17.7	(3.9)	(22%)
Operating income / (loss), before one-time items*	15.3	18.5	(3.2)	(17%)

* Please refer to the non-GAAP financial tables attached

Segment revenues for the fiscal year fell $3.4 million, or 1%, to $366.2 million, compared to $369.6 million in the prior year, as exceptional trade publishing results in all of the Company's major markets and in Asia, along with higher education sales in UK, Australia and Asia, were more than offset by an adverse movement in currency exchange rates. Excluding the $15.4 million impact of foreign exchange in the current fiscal year, segment revenues grew $12.0 million, or 3%, year-over-year. Operating income for the year was $13.8 million, a decrease of $3.9 million, or 22%, as compared to the prior year mainly due to lower volumes in the Company's book clubs and education business units in Canada, as well as a $1.1 million adverse impact from foreign exchange. In addition to Dav Pilkey's global phenomenon, Dog Man, top selling titles included Aaron Blabey's Pig the Grub and Anh Do's Weirdo: Splashy Weird! in Australia, and perennial favorites from beloved authors, Liz Pichon and Julia Donaldson, in the UK. Sales in the fourth quarter rose $1.3 million, or 1%, to $94.3 million versus the prior year period driven by strong trade channel sales in all of the Company's international markets. Operating income in the fourth quarter was up $0.7 million, or 14%, to $5.8 million, compared to the fourth quarter of fiscal 2018.

Overhead

In $ millions	Fiscal Year
	2019	2018	$ Change	% Change
Overhead expense	$ 102.3	$ 101.8	$ (0.5)	(0%)
Overhead expense, excluding one-time items*	87.8	83.4	(4.4)	(5%)

* Please refer to the non-GAAP financial tables attached

Corporate overhead for the fiscal year was $87.8 million, excluding one-time items of $14.5 million, pre-tax, which compared unfavorably with the $83.4 million recorded in the prior year, after excluding $18.4 million in one-time items. The higher overhead expense in the current fiscal year was primarily due to increased costs, as planned, related to the Company's on-going roll-out of a new Cloud-based enterprise resource planning (ERP) platform and higher depreciation expense in connection with the recently completed upgrades to the Company's headquarters building. Corporate overhead for the fourth quarter was $21.8 million, versus $22.8 million in the fourth quarter of fiscal 2018, excluding one-time items in both periods.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the first quarter of fiscal 2020. The dividend is payable on September 16, 2019 to shareholders of record as of the close of business on August 30, 2019.

Fiscal 2020 Outlook

Top-line growth in Trade, Education and International, coupled with operational efficiencies, targeted cost savings, and selective price increases are expected to drive Scholastic's performance in fiscal 2020. Scholastic's focus is on improving operating income and profitability after a disappointing fourth quarter in fiscal 2019.

The Company expects fiscal year 2020 revenues to be in the range of $1.67 to $1.70 billion, up from $1.65 billion in fiscal 2019. The Company has also set an Adjusted EBITDA (as defined in the accompanying tables) target for fiscal year 2020 of $140 to $160 million, up from $121.3 million in fiscal 2019.

Revenue gains will be driven by new trade publishing in Children's Book Publishing and Distribution as Scholastic continues to grow important franchises including Hunger Games, Dog Man, Captain Underpants, Wings of Fire, and I Survived among others, as well as from an increased focus on licensing and the benefits of brand merchandising. Trade sales in fiscal 2020 will also benefit from the recent purchase of the majority interest in Make Believe Ideas, a UK-based publisher of creative books for children aged 0 to 5. The Company expects slightly lower revenues in school book clubs and book fairs; however as more customers transition to on-line ordering in clubs the business is expected to stabilize, while the Company will also continue to counter competition in its market leading fairs business through targeted incentives and a more streamlined experience for fair organizers and volunteers.

The Company also expects growth in Education with its comprehensive approach to K-6 literacy instruction in select state and open territory reading adoptions, bolstered by core and supplemental curriculum materials, in digital and print. The Company believes that its new Scholastic Literacy core curriculum has customer benefits which will help this new offering succeed in the market, including the volume of authentic texts available and responsive, personalized instruction for students through digital components.

Scholastic expects to leverage the higher sales volume in fiscal 2020 with greater margin contribution through pricing and operational efficiencies within its supply chain, while improving service to the customer. Although cost pressures will still be evident as paper mills and print vendors continue to consolidate and tariffs phase in, along with projected rising labor, fuel and postage costs, the Company's Scholastic 2020 plan initiatives are expected to drive in-year savings. In addition to the inflationary pressures in its supply chain and distribution operations, the Company will see higher levels of depreciation and amortization from the full-year impact of the capital investments made in assets placed in service in fiscal 2019. The Company also expects to receive incremental rental income in fiscal 2020 as it begins to lease out newly available space in its NYC headquarters building.

As the Company implements its Scholastic 2020 multi-year technology transformation program, it expects to achieve increased technology gains with lower cash outlays as it begins to reap additional benefits from prior year investments in Salesforce.com, integrated analytics, ERP deployment, POS and eWallet, eCommerce enablement and infrastructure upgrades. The fiscal year 2020 outlook includes capital expenditures of $75 to $85 million, compared to $95.0 million in fiscal 2019. Prepublication spend is projected to trend slightly higher in fiscal 2020, along with an increase in outlays for an expanded development slate of children's entertainment programming to maximize the Company's creative content and characters.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Use". Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, July 25, 2019. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 3070709. The recording will be available through Friday, August 2, 2019.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes quality books and e-books, print and technology-based learning programs for pre-K to grade 12 and other products and services that support children's learning and literacy both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail and online. True to its mission of 99 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

					Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/19	05/31/18	05/31/19	05/31/18

Revenues	$470.7	$496.2	$1,653.9	$1,628.4

Operating costs and expenses:
Cost of goods sold (1)	215.3	209.0	779.9	744.6
Selling, general and administrative expenses (2)	206.4	200.1	785.0	766.1
Bad debt expense	1.3	1.6	7.0	9.5
Depreciation and amortization	14.8	11.4	56.1	41.4
Asset impairments (3)	0.9	0.2	0.9	11.2
Total operating costs and expenses	438.7	422.3	1,628.9	1,572.8

Operating income (loss)	32.0	73.9	25.0	55.6

Interest income (expense), net	1.1	0.6	3.4	1.1
Other components of net periodic benefit (cost) (4)	(0.3)	(2.8)	(1.4)	(58.2)
Gain (loss) on investments (5)	(1.0)	-	(1.0)	-

Earnings (loss) before income taxes	31.8	71.7	26.0	(1.5)

Provision (benefit) for income taxes (6)	13.9	20.9	10.4	3.5

Net income (loss)	$17.9	$50.8	$15.6	($5.0)

Basic and diluted earnings (loss) per share of Class A and Common Stock (7)
Basic	$0.51	$1.45	$0.44	($0.14)
Diluted	$0.50	$1.43	$0.43	($0.14)

Basic weighted average shares outstanding	35,189	34,890	35,201	35,016
Diluted weighted average shares outstanding	35,652	35,497	35,772	35,016

(1)	In the three and twelve months ended May 31, 2018, the Company recognized pretax branch consolidation costs of $0.1.
(2)

In the three and twelve months ended May 31, 2019, the Company recognized pretax severance of $3.4 and $6.5, respectively, pretax charges related to a settlement of a legacy sales tax assessment of $3.8 and $8.1, respectively, and pretax branch consolidation costs of $0.0 and $0.5, respectively. In the three and twelve months ended May 31, 2018, the Company recognized pretax severance and stock compensation charges of $2.4 and $8.1, respectively.

(3)

In the three and twelve months ended May 31, 2019, the Company recognized a pretax impairment charge of $0.9 related to legacy building improvements. In the three and twelve months ended May 31, 2018, the Company recognized a pretax impairment charge of $0.2 related to book fairs trucks.  In the twelve months ended May 31, 2018, the Company recognized pretax impairment charges of $11.0 related to legacy building improvements.

(4)

In the three and twelve months ended May 31, 2018, the Company recognized pretax charges related to the settlement of the Company's domestic defined benefit pension plan of $2.3 and $57.3, respectively.

(5)

In the three and twelve months ended May 31, 2019, the Company recognized a pretax loss on investments of $1.0 related to the recognition of a foreign currency translation adjustment as a result of the acquisition of Make Believe Ideas Limited.

(6)

In the three and twelve months ended May 31, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $2.1 and $4.2, respectively, and income tax provision of $5.0 and $4.7, respectively, primarily related to the Company's state deferred tax balances.  In the three and twelve months ended May 31, 2018, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.7 and $26.5, respectively.  In the three months ended May 31, 2018, the Company recognized a benefit for income taxes of $2.6 and for the twelve months ended May 31, 2018, the Company recognized $5.7 of income tax provision related to the remeasurement of the Company's U.S. deferred tax balance in connection with the passage of the Tax Cuts and Jobs Act of 2017.

(7)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

									Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/19	05/31/18	Change		05/31/19	05/31/18	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$47.0	$58.7	($11.7)	(20%)	$212.4	$224.3	($11.9)	(5%)
Book Fairs	156.3	179.0	(22.7)	(13%)	499.6	513.6	(14.0)	(3%)
Consolidated Trade	55.4	48.3	7.1	15%	278.3	232.3	46.0	20%
Total revenue	258.7	286.0	(27.3)	(10%)	990.3	970.2	20.1	2%
Operating income (loss)	18.2	50.7	(32.5)	(64%)	82.9	105.8	(22.9)	(22%)
Operating margin	7.0%	17.7%			8.4%	10.9%

Education
Revenue	117.7	117.2	0.5	0%	297.4	288.6	8.8	3%
Operating income (loss)	36.9	42.6	(5.7)	(13%)	30.6	33.9	(3.3)	(10%)
Operating margin	31.4%	36.3%			10.3%	11.7%

International
Revenue	94.3	93.0	1.3	1%	366.2	369.6	(3.4)	(1%)
Operating income (loss)	5.8	5.1	0.7	14%	13.8	17.7	(3.9)	(22%)
Operating margin	6.2%	5.5%			3.8%	4.8%

Overhead expense	28.9	24.5	(4.4)	(18%)	102.3	101.8	(0.5)	(0%)

Operating income (loss)	$32.0	$73.9	($41.9)	(57%)	$25.0	$55.6	($30.6)	(55%)

						Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

		05/31/19	05/31/18

Continuing Operations
	Cash and cash equivalents	$334.1	$391.9
	Accounts receivable, net	250.1	204.9
	Inventories, net	323.7	294.9
	Accounts payable	195.3	198.9
	Accrued royalties	41.9	34.6
	Lines of credit, short-term debt and current portion of long-term debt	7.3	7.9
	Long-term debt, excluding current portion	-	-
	Total debt	7.3	7.9
	Total capital lease obligations	10.1	7.5
	Net debt (1)	(326.8)	(384.0)

Total stockholders' equity		1,272.8	1,320.8

Selected Cash Flow Items

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/19	05/31/18	05/31/19	05/31/18

	Net cash provided by (used in) operating activities	$55.9	$76.6	$116.4	$141.5
	Cash acquired through acquisition	4.3	0.0	4.3	0.0
	Less: Additions to property, plant and equipment	24.0	29.1	95.0	121.5
	Pre-publication and production costs	5.8	13.7	38.1	36.1

	Free cash flow (use) (2)	$30.4	$33.8	($12.4)	($16.1)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions, reduced by spending on property, plant and equipment and prepublication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

								Table 4
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Accounting	As	Reported	One-time	Excluding
	05/31/19	items	Adoption (1)	Adjusted	05/31/18	items	One-time items

Revenues	$470.7	$0.0	$23.9	$494.6	$496.2	$0.0	$496.2

Operating costs and expenses:
Cost of goods sold (2)	215.3	-	7.5	222.8	209.0	(0.1)	208.9
Selling, general and administrative expenses (3)	206.4	(7.2)	1.6	200.8	200.1	(2.4)	197.7
Bad debt expense	1.3	-	-	1.3	1.6	-	1.6
Depreciation and amortization	14.8	-	-	14.8	11.4	-	11.4
Asset impairments (4)	0.9	(0.9)	-	-	0.2	(0.2)	(0.0)

Total operating costs and expenses	438.7	(8.1)	9.1	439.7	422.3	(2.7)	419.6

Operating income (loss)	32.0	8.1	14.8	54.9	73.9	2.7	76.6

Interest income (expense), net	1.1	-	-	1.1	0.6	-	0.6
Other components of net periodic benefit (cost)(5)	(0.3)	-	-	(0.3)	(2.8)	2.3	(0.5)
Gain (loss) on investments (6)	(1.0)	1.0	-	-	-	-	-

Earnings (loss) before income taxes	31.8	9.1	14.8	55.7	71.7	5.0	76.7

Provision (benefit) for income taxes(7)	13.9	(2.9)	4.0	15.0	20.9	4.3	25.2

Net income (loss)	$17.9	$12.0	$10.8	$40.7	$50.8	$0.7	$51.5

Diluted earnings (loss) per share	$0.50	$0.34	$0.30	$1.14	$1.43	$0.02	$1.45

	TWELVE MONTHS ENDED
	Reported	One-time	Accounting	As	Reported	One-time	Excluding
	05/31/19	items	Adoption (1)	Adjusted	05/31/18	items	One-time items

Revenues	$1,653.9	$0.0	$12.8	$1,666.7	$1,628.4	$0.0	$1,628.4

Operating costs and expenses:
Cost of goods sold (2)	779.9	-	4.0	783.9	744.6	(0.1)	744.5
Selling, general and administrative expenses (3)	785.0	(15.1)	1.1	771.0	766.1	(8.1)	758.0
Bad debt expense	7.0	-	-	7.0	9.5	-	9.5
Depreciation and amortization	56.1	-	-	56.1	41.4	-	41.4
Asset impairments (4)	0.9	(0.9)	-	-	11.2	(11.2)	-

Total operating costs and expenses	1,628.9	(16.0)	5.1	1,618.0	1,572.8	(19.4)	1,553.4

Operating income (loss)	25.0	16.0	7.7	48.7	55.6	19.4	75.0

Interest income (expense), net	3.4	-	-	3.4	1.1	-	1.1
Other components of net periodic benefit (cost)(5)	(1.4)	-	-	(1.4)	(58.2)	57.3	(0.9)
Gain (loss) on investments (6)	(1.0)	1.0	-	-	-	-	-

Earnings (loss) before income taxes	26.0	17.0	7.7	50.7	(1.5)	76.7	75.2

Provision (benefit) for income taxes(7)	10.4	(0.5)	2.1	12.0	3.5	20.8	24.3

Net income (loss)	$15.6	$17.5	$5.6	$38.7	($5.0)	$55.9	$50.9

Diluted earnings (loss) per share	$0.43	$0.49	$0.16	$1.08	($0.14)	$1.57	$1.43

(1)	Amounts represent the impact of the adoption of ASC 606 - Revenue from Contracts with Customers in the current fiscal year.
(2)	In the three and twelve months ended May 31, 2018, the Company recognized pretax branch consolidation costs of $0.1.
(3)

In the three and twelve months ended May 31, 2019, the Company recognized pretax severance of $3.4 and $6.5, respectively, pretax charges related to a settlement of a legacy sales tax assessment of $3.8 and $8.1, respectively, and pretax branch consolidation costs of $0.0 and $0.5, respectively. In the three and twelve months ended May 31, 2018, the Company recognized pretax severance and stock compensation charges of $2.4 and $8.1, respectively.

(4)

In the three and twelve months ended May 31, 2019, the Company recognized a pretax impairment charge of $0.9 related to legacy building improvements. In the three and twelve months ended May 31, 2018, the Company recognized a pretax impairment charge of $0.2 related to book fairs trucks.  In the twelve months ended May 31, 2018, the Company recognized pretax impairment charges of $11.0 related to legacy building improvements.

(5)

In the three and twelve months ended May 31, 2018, the Company recognized pretax charges related to the settlement of the Company's domestic defined benefit pension plan of $2.3 and $57.3, respectively.

(6)

In the three and twelve months ended May 31, 2019, the Company recognized a pretax loss on investments of $1.0 related to the recognition of a foreign currency translation adjustment as a result of the acquisition of Make Believe Ideas Limited.

(7)

In the three and twelve months ended May 31, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $2.1 and $4.2, respectively, and income tax provision of $5.0 and $4.7, respectively, primarily related to the Company's state deferred tax balances.  In the three and twelve months ended May 31, 2018, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.7 and $26.5, respectively.  In the three months ended May 31, 2018, the Company recognized a benefit for income taxes of $2.6 and for the twelve months ended May 31, 2018, the Company recognized $5.7 of income tax provision related to the remeasurement of the Company's U.S. deferred tax balance in connection with the passage of the Tax Cuts and Jobs Act of 2017.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	05/31/19	05/31/18

Earnings (loss) before income taxes as reported	$31.8	$71.7
One-time items before income taxes	9.1	5.0
Earnings (loss) before income taxes excluding one-time items	40.9	76.7

Interest (income) expense	(1.1)	(0.6)
Depreciation and amortization(1)	15.6	12.0
Amortization of prepublication and production costs	5.8	5.4

Adjusted EBITDA(2)	$61.2	$93.5

	TWELVE MONTHS ENDED
	05/31/19	05/31/18

Earnings (loss) before income taxes as reported	$26.0	($1.5)
One-time items before income taxes	17.0	76.7
Earnings (loss) before income taxes excluding one-time items	43.0	75.2

Interest (income) expense	(3.4)	(1.1)
Depreciation and amortization(1)	59.3	44.2
Amortization of prepublication and production costs	22.4	21.8

Adjusted EBITDA(2)	$121.3	$140.1

(1)

For the three and twelve months ended May 31, 2019, amounts include depreciation of $0.7 and $2.9, respectively, recognized in cost of goods sold and amortization of deferred financing costs of $0.1 and $0.3, respectively.  In the three and twelve months ended May 31, 2018, amounts include depreciation of $0.6 and $2.5, respectively, recognized in cost of goods sold and amortization of deferred financing costs of $0.1 and $0.3, respectively.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization.  The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

									Table 6
Scholastic Corporation
Segment Results - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions)

		THREE MONTHS ENDED
		Reported	One-time	Accounting	As	Reported	One-time	Excluding
		05/31/19	items	Adoption (1)	Adjusted	05/31/18	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$47.0		$0.0	$47.0	$58.7		$58.7
	Book Fairs	156.3		24.0	180.3	179.0		179.0
	Consolidated Trade	55.4		-	55.4	48.3		48.3
	Total revenue	258.7		24.0	282.7	286.0		286.0
	Operating income (loss)(2)	18.2	-	16.7	34.9	50.7	0.2	50.9
	Operating margin	7.0%			12.3%	17.7%		17.8%

	Education
	Revenue	117.7			117.7	117.2		117.2
	Operating income (loss)	36.9	-	(1.6)	35.3	42.6	-	42.6
	Operating margin	31.4%			30.0%	36.3%		36.3%

	International
	Revenue	94.3		(0.1)	94.2	93.0		93.0
	Operating income (loss)(3)	5.8	1.0	(0.3)	6.5	5.1	0.8	5.9
	Operating margin	6.2%			6.9%	5.5%		6.3%

	Overhead expense (4)	28.9	(7.1)	-	21.8	24.5	(1.7)	22.8

	Operating income (loss)	$32.0	$8.1	$14.8	$54.9	$73.9	$2.7	$76.6

		TWELVE MONTHS ENDED
		Reported	One-time	Accounting	As	Reported	One-time	Excluding
		05/31/19	items	Adoption (1)	Adjusted	05/31/18	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$212.4		$0.0	$212.4	$224.3		$224.3
	Book Fairs	499.6		12.3	511.9	513.6		513.6
	Consolidated Trade	278.3		-	278.3	232.3		232.3
	Total revenue	990.3		12.3	1,002.6	970.2		970.2
	Operating income (loss)(2)	82.9	-	8.4	91.3	105.8	0.2	106.0
	Operating margin	8.4%			9.1%	10.9%		10.9%

	Education
	Revenue	297.4			297.4	288.6		288.6
	Operating income (loss)	30.6	-	(1.1)	29.5	33.9	-	33.9
	Operating margin	10.3%			9.9%	11.7%		11.7%

	International
	Revenue	366.2		0.5	366.7	369.6		369.6
	Operating income (loss)(3)	13.8	1.5	0.4	15.7	17.7	0.8	18.5
	Operating margin	3.8%			4.3%	4.8%		5.0%

	Overhead expense (4)	102.3	(14.5)	-	87.8	101.8	(18.4)	83.4

	Operating income (loss)	$25.0	$16.0	$7.7	$48.7	$55.6	$19.4	$75.0

(1)	Amounts represent the impact of the adoption of ASC 606 - Revenue from Contracts with Customers in the current fiscal year.
(2)	In the three and twelve months ended May 31, 2018, the Company recognized a pretax impairment charge associated with book fair trucks of $0.2.
(3)

In the three and twelve months ended May 31, 2019, the Company recognized pretax severance of $1.0 and in the twelve months ended May 31, 2019, the Company recognized pretax branch consolidation costs of $0.5.  In the three and twelve months ended May 31, 2018, the Company recognized pretax severance expense of $0.7 and branch consolidation costs of $0.1.

(4)

In the three and twelve months ended May 31, 2019, the Company recognized pretax impairment charges of $0.9 related to legacy building improvements, pretax severance of $2.4 and $5.5, respectively, and pretax charges related to the settlement of a legacy sales tax assessment of $3.8 and $8.1, respectively. In the three and twelve months ended May 31, 2018, the Company recognized pretax severance and stock compensation charges of $1.7 and $7.4, respectively. In the twelve months ended May 31, 2018, the Company recognized pretax impairment charges of $11.0 related to legacy building improvements.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, or Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com